GameTech reports 2nd Quarter 2007 Fiscal Results

Company Highlights:

•
Net income for the second quarter of fiscal 2007 was $1.2 million, compared with $1.2 million for the same period in fiscal 2006; net income for the first half of fiscal 2007 was $2.3 million compared with $2.0 million in the same period in fiscal 2006, an increase of over 12%.

•	Net income per fully diluted share reached $0.09 for the second quarter and $0.17 for six months, compared with $0.09 and $0.16 for the same periods in fiscal 2006.

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Revenue for the second quarter of fiscal 2007 was $13.4 million compared with $12.5 million for the same period in fiscal 2006. Revenue for the first half of fiscal 2007 was $25.4 million compared with $24.9 million for the same period in fiscal 2006;

•	For the first six months of fiscal 2007 EBITDA approximated $9.2 million, an increase of $1.0 million from 2006.

RENO, Nev. (June 13, 2007) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced financial results for the Company’s second fiscal quarter and six-month period ended April 30, 2007. Net income totaled $1.2 million for the quarter, or $0.09 per fully diluted share, which is consistent with $1.2 million and $0.09 per fully diluted share for the second quarter in fiscal 2006. Year-to-date net income for fiscal 2007 reached $2.3 million, or $0.17 per fully diluted share, compared with $2.0 million or $0.16 per fully diluted share for the comparable six-month period in 2006.

Second quarter revenue totaled $13.4 million compared with $12.5 million for the comparable quarter during fiscal 2006. Revenue for the six-month period ended April 30, 2007, was $25.4 million compared with $24.9 million for the comparable period in fiscal 2006. The increase in revenue for the three and six-month periods ended April 30, 2007 was primarily due to the completion of the acquisition of Summit Amusement & Distributing, Ltd., a manufacturer of video lottery terminals and revenue increases in Michigan, Louisiana, Oklahoma and the United Kingdom, partly offset by decreased revenue due to the loss of certain accounts in other domestic markets.

As previously announced, during the quarter, we completed our acquisition of substantially all of the assets of Summit Amusement & Distributing, Ltd.

Also as previously announced, in May 2007 the United States Court of Appeals for the Ninth Circuit issued its ruling in our favor in GameTech International, Inc. v. Trend Gaming Systems, LLC, upholding each of the items we appealed, reversing the trial court’s rulings and remanding the matter back to the trial court for a new trial. As a result of this decision, bonds posted by us in excess of $4.5 million prior to filing the appeal will be available for return to us upon successful petition to the lower court. Currently, there is no set date as to when the matter will be returned to the control of the lower court.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “Our revenue has been strong in Michigan, Louisiana, Oklahoma and in the United Kingdom, as we have emphasized growing our core business and integrating Summit. With the completion of the Summit acquisition in late March, the second fiscal quarter was a transitional quarter. We look forward to capitalizing on Summit’s potential for its products in new markets as well as expanding the sale of our bingo products and services into new domestic and international markets. In addition, GameTech intends to leverage its years of technical capabilities in wireless to expand into the newly developing mobile gaming market. For the remainder of the year, we also anticipate new business from the introduction of new products and we will continue to pursue strategic opportunities if and when they arise.”

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment.  Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices.  GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include our potential expansion of business internationally, opportunities created by the Summit acquisition, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results.  GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$13,411	$12,533	$25,428	$24,880

Cost of revenue	5,946	4,955	10,869	9,607

Gross profit	7,465	7,578	14,559	15,273

Operating expenses:
General and administrative	1,996	2,300	3,968	4,914
Sales and marketing	3,022	2,791	5,931	5,511
Research and development	785	623	1,387	1,677
Loss contingencies	46	33	93	65

Total operating expenses	5,849	5,747	11,379	12,167

Income from operations	1,616	1,831	3,180	3,106

Interest expense	(353)	(3)	(355)	(5)
Other income (expense), net	166	100	325	202

Income before income taxes	1,429	1,928	3,150	3,303
Provision for income taxes	483	742	1,132	1,278

Income from operations	946	1,186	2,018	$2,025
Cumulative effect of accounting change	261	0	261	0
Net income	$1,207	$1,186	$2,279	$2,025

Net income per share:
Basic
Income from operations	$0.08	$0.10	$0.16	$0.17
Cumulative effect of accounting change	$0.02	$0.00	$0.02	$0.00
Net Income	$0.10	$0.10	$0.18	$0.17
Diluted
Income from operations	$0.07	$0.09	$0.15	$0.16
Cumulative effect of accounting change	$0.02	$0.00	$0.02	$0.00
Net Income	$0.09	$0.09	$0.17	$0.16

Shares used in calculating net income per share:
Basic	12,554	12,094	12,538	12,002
Diluted	13,099	12,654	13,111	12,540

	April 30,	October 31,
Select Balance Sheet Data:	2007	2006
	(Unaudited)	(Audited)
Cash and cash equivalents	$5,881	$5,411
Short-term investments	4,856	7,408
Restricted short-term investments	4,515	4,515
Total current assets	31,180	23,984
Total assets	$100,353	$59,214
Total current liabilities	$10,666	$8,752
Total liabilities	48,209	9,380
Total stockholders’ equity	52,144	49,834
Total liabilities and stockholders’ equity	$100,353	$59,214

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:

	Three Months Ended April 30,		Six Months Ended April 30,
	2007	2006	2007	2006
(Dollars in thousands)	(Unaudited)		(Unaudited)
Net income	$1,207	$1,186	$2,279	$2,025
Add back:
Amortization and depreciation	2,915	2,554	5,590	5,131
Interest income and other (income) expense, net	187	(97)	30	(197)
Provision for income taxes	621	742	1,271	1,278
EBITDA	$4,930	$4,385	$9,170	$8,237